Exhibit 99.1

NEWS RELEASE

CAMBREX REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

- Net Revenue increased 13% vs. prior year quarter, which includes a favorable impact from the adoption of ASC 606 -

- 2018 full year Adjusted Net Revenue Growth and Adjusted EBITDA guidance reaffirmed -

- Agreement to acquire Halo Pharma, broadening capabilities, enhancing revenue growth and expanding customer base -

- Conference call at 8:30 a.m. ET on August 2, 2018 -

East Rutherford, NJ – August 2, 2018 – Cambrex Corporation (NYSE: CBM), a leading manufacturer of small molecule innovator and generic Active Pharmaceutical Ingredients (APIs), reports results for the second quarter ended June 30, 2018.

Highlights

•

Net revenue increased 13% to $152.0 million compared to $134.6 million in the same quarter last year. Excluding the impact of adopting the new revenue standard, ASC 606 – Revenue from Contracts with Customers, net revenue decreased 1%.

•

GAAP Diluted EPS from continuing operations increased 61% to $1.21 per share from $0.75 per share in the same quarter last year. The 2018 results reflect a lower tax rate as a result of tax reform in the United States. Excluding the impact of adopting ASC 606, Diluted EPS from continuing operations was $0.87 per share.

•

EBITDA increased 22% to $52.2 million compared to $42.6 million in the same quarter last year. Adjusted EBITDA, which excludes the impact of adopting ASC 606, decreased to $37.2 million from $42.6 million in the same quarter last year (see table at the end of this release).

•	Net cash was $171.3 million at the end of the quarter, a decrease of $16.2 million during the quarter.

•

The Company continues to expect full year 2018 Adjusted net revenue growth, which excludes the impact of foreign currency and adoption of ASC 606, to be between -2% and 2% compared to 2017 and Adjusted EBITDA to be between $150 and $160 million. This does not include the impact of the Halo acquisition (see Financial Expectations – Continuing Operations section below for related explanations and additional financial guidance).

•

Entered into a definitive agreement to acquire Halo Pharma, a leading dosage form Contract Development and Manufacturing Organization (CDMO) specializing in product development and commercial manufacturing, for approximately $425 million in total cash consideration.

“Our recent accomplishments mark significant progress toward our goals of investing in increased capacity and expanding our capabilities in order to take advantage of favorable industry trends and provide best-in-class services for our global customers. Most notably, we were pleased to announce the agreement to acquire Halo Pharma, which expands our offerings into finished dose development and manufacturing, while diversifying our customer base and accelerating our revenue growth,” commented Steven M. Klosk, President and Chief Executive Officer.

“We are also encouraged by second quarter performance across our three product categories. We recently added a new late-stage clinical project to our innovator portfolio with the potential to generate between $5 million and $10 million in peak API sales. This brings the total to three new late-stage projects added during the first half of 2018, with the combined potential to generate greater than $25 million in API revenue. Sales of generic APIs and controlled substances were also strong in the quarter.”

Basis of Reporting

The Company has provided a reconciliation of GAAP to adjusted (i.e. Non-GAAP) amounts at the end of this press release. Cambrex management believes that the adjustments provide useful information to investors due to the magnitude and nature of certain amounts recorded under GAAP.

Second Quarter 2018 Operating Results – Continuing Operations

Net revenue was $152.0 million, an increase of $17.5 million, or 13%, compared to the second quarter of 2017. Excluding a 2% favorable impact of foreign exchange compared to the second quarter of 2017, net revenue increased 11%. The increase in volumes is driven by higher custom development products, generic APIs and the adoption of ASC 606, which accelerated revenue recognition for a portion of Cambrex’s portfolio, enabling revenues for certain products to be recognized over time, rather than upon delivery to the customer. Cambrex elected the modified retrospective method which did not require prior periods to be restated. The increases were partially offset by lower pricing. Excluding the impact of adopting ASC 606, net revenue decreased 1%.

Gross margins were flat at 43% versus the same quarter last year. Excluding the impact of adopting ASC 606, gross margin was 37%.

Selling, general and administrative expenses were $16.0 million, compared to $18.1 million in the same quarter last year. This decrease was primarily due to lower personnel related costs.

Research and development expenses were $4.1 million, compared to $4.5 million in the same quarter last year. This decrease was primarily driven by the timing of spending on the development of generic drug products.

Operating profit was $44.7 million compared to $35.0 million in the same quarter last year. The increase was primarily the result of higher gross profit and lower operating expenses as described above. Excluding the impact of adopting ASC 606, operating profit was $29.7 million. Adjusted EBITDA was $37.2 million compared to $42.6 million in the same quarter last year (see table at the end of this press release).

Income tax expense was $8.7 million resulting in an effective tax rate of 18% compared to $9.2 million and an effective tax rate of 27% in the same quarter last year. The reduction in the effective tax rate reflects the impact of tax reform in the United States.

Income from continuing operations was $40.9 million or $1.21 per share compared to $25.1 million or $0.75 per share in the same quarter last year. Excluding the impact of adopting ASC 606, Diluted EPS from continuing operations was $0.87 per share.

Adjusted income from continuing operations was $24.7 million or $0.74 per share, compared to $25.4 million or $0.76 per share in the same quarter last year (see table at the end of this press release).

Capital expenditures were $8.9 million and depreciation and amortization was $7.5 million compared to $10.7 million and $7.6 million, respectively, in the same quarter last year.

Net cash was $171.3 million at the end of the second quarter, a decrease of $16.2 million during the quarter.

Financial Expectations – Continuing Operations

The following table shows the Company’s current expectations for its full year 2018 financial performance versus its expectations from the previous quarter. These expectations do not reflect the impact of the acquisition of Halo Pharma on 2018 results. The Company expects to issue revised guidance in our third quarter call once the acquisition has closed.

	Current	Previous
	Expectations	Expectations
Adjusted net revenue growth	-2% - 2%	-2% - 2%
Adjusted EBITDA	$150 - $160 million	$150 - $160 million
Adjusted income from continuing operations per share	$2.91 - $3.14	$2.80 - $ 3.03
Free cash flow	$35 - $45 million	$35 - $ 45 million
Capital expenditures	$70 - $80 million	$70 - $ 80 million
Depreciation and amortization	$33 - $37 million	$33 - $ 37 million
Adjusted effective tax rate	20% - 22%	23% - 25%

Consistent with the Company’s usual guidance practices, these financial expectations are for continuing operations and exclude the impact of any potential acquisitions, divestitures, restructuring activities, outcomes of tax disputes and the adoption of ASC 606 which became effective January 1, 2018. Adjusted net revenue growth expectations exclude the impact of foreign exchange and the adoption of ASC 606. EBITDA, Adjusted EBITDA and Adjusted income from continuing operations per share for 2018 will be computed on a basis consistent with the reconciliation of the current quarter financial results in the tables at the end of this press release. Free cash flow is defined as the change in debt, net of cash during the year. Adjusted effective tax rate excludes certain effects of share-based payments that were possibly deferred under the previous guidance. The tax rate will be sensitive to the Company’s geographic mix of income, changes in the tax laws or rates within the countries in which the Company operates and the effects of certain share-based payments.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s Form 10-Q for second quarter 2018 is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s second quarter 2018 results will begin at 8:30 a.m. Eastern Time on August 2, 2018 and can be accessed by calling 1-888-208-1711 for domestic and +1-323-794-2575 for international. Please use the passcode 3913181 and call approximately 10 minutes prior to the start time. A webcast will be available in the Investors section on the Cambrex website located at www.cambrex.com. A telephone replay of the conference call will be available through August 9, 2018 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international. Please use the passcode 3913181 to access the replay.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics. The Company offers Active Pharmaceutical Ingredients (APIs), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and continuous processing. For more information, please visit www.cambrex.com.

Forward-Looking Statements

This document contains “forward-looking statements,” including statements or tables regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” “Highlights” and those attributed to the President and Chief Executive Officer in this document. These and other forward-looking statements may be identified by the fact that they use words such as “guidance,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions. Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations. The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31,

2017 captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, the possibility that conditions to closing the Halo Pharma transaction could not be met or that the benefits from the acquisition may not be as anticipated, customer and product concentration, the Company’s ability to win new customer contracts and renew existing contracts on favorable terms, significant declines in sales of products to our customers, pharmaceutical outsourcing trends, competitive pricing or product developments, market acceptance and adoption rate of its customers’ products, government legislation and regulations (including those pertaining to environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation, environmental matters, changes in foreign exchange rates, uncollectible receivables, the timing and/or volume of orders or shipments and the Company’s ability to meet its production plan and customer delivery schedules, expected timing of completion of capacity expansions, our ability to successfully integrate acquired businesses, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials, the Company’s ability to receive regulatory approvals for its products, continued demand in the U.S. for late stage clinical products and the successful outcome of the Company’s investment in new products.

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the Forward-Looking Statement and Risk Factors sections therein, and other filings with the SEC. The Company cautions investors and potential investors not to place undue reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in the Company’s SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations are non-GAAP financial measures. These financial non-GAAP measures exclude the adoption of ASC 606. The Company defines EBITDA as operating profit plus depreciation and amortization expense and Adjusted EBITDA excludes the impact of any potential acquisitions and restructuring activities. Adjusted effective tax rate excludes certain effects of share-based payments that were possibly deferred under the previous guidance. Adjusted income from continuing operations is calculated in a manner consistent with that shown in the table at the end of this press release. Other companies may have different definitions of Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations. Therefore, these measures may not be comparable with non-GAAP financial measures provided by other companies. Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations should not be considered alternatives to measurements required by U.S. GAAP, such as net revenue, operating profit or net income, and should not be considered a measure of Cambrex’s liquidity. Cambrex uses Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations among several other metrics to assess and analyze its operational results and trends. Cambrex also believes Adjusted net revenue, EBITDA, Adjusted EBITDA, Adjusted effective tax rate and Adjusted income from continuing operations are useful to investors because they are common operating performance metrics as well as metrics routinely used to assess potential enterprise value. Cambrex has provided a reconciliation of U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

CAMBREX CORPORATION

Statements of Profit and Loss

For the Quarters Ended June 30, 2018 and 2017

(in thousands, except per share data)

	2018		2017
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue
Gross Sales	$147,214		$134,487
Commissions, Allowances and Rebates	192		649

Net Sales	147,022		133,838
Other Revenues, Net	5,024		716

Net Revenue	152,046		134,554
Cost of Goods Sold	87,254	57.4%	76,995	57.2%

Gross Profit	64,792	42.6%	57,559	42.8%
Operating Expenses:
Selling, General and Administrative Expenses	16,007	10.5%	18,120	13.5%
Research and Development Expenses	4,133	2.7%	4,467	3.3%

Total Operating Expenses	20,140	13.2%	22,587	16.8%

Operating Profit	44,652	29.4%	34,972	26.0%
Other Expenses/(Income):
Interest Expense, Net	17		388
Unrealized Gain on Investment in Equity Securities	(5,146)		—
Other Expenses, Net	181		286

Income Before Income Taxes	49,600	32.6%	34,298	25.5%
Provision for Income Taxes	8,748		9,174

Income from Continuing Operations	$40,852	26.9%	$25,124	18.7%
Loss from Discontinued Operations, Net of Tax	(433)		(94)

Net Income	$40,419	26.6%	$25,030	18.6%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.23		$0.77
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.00)

Net Income	$1.22		$0.77
Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.21		$0.75
Loss from Discontinued Operations, Net of Tax	$(0.01)		$(0.00)

Net Income	$1.20		$0.75
Weighted Average Shares Outstanding
Basic	33,085		32,629
Diluted	33,642		33,469

CAMBREX CORPORATION

Statements of Profit and Loss

For the Six Months Ended June 30, 2018 and 2017

(in thousands, except per share data)

	2018		2017
		% of		% of
	Amount	Net Revenue	Amount	Net Revenue
Gross Sales	$286,344		$238,198
Commissions, Allowances and Rebates	401		1,243

Net Sales	285,943		236,955
Other Revenues, Net	7,200		2,605

Net Revenue	293,143		239,560
Cost of Goods Sold	177,496	60.5%	135,126	56.4%

Gross Profit	115,647	39.5%	104,434	43.6%
Operating Expenses:
Selling, General and Administrative Expenses	32,862	11.2%	33,511	14.0%
Research and Development Expenses	7,752	2.6%	8,357	3.5%

Total Operating Expenses	40,614	13.9%	41,868	17.5%

Operating Profit	75,033	25.6%	62,566	26.1%
Other Expenses/(Income):
Interest Expense, Net	99		654
Unrealized Gain on Investment in Equity Securities	(5,146)		—
Other Expenses, Net	445		687

Income Before Income Taxes	79,635	27.2%	61,225	25.6%
Provision for Income Taxes	14,534		14,986

Income from Continuing Operations	$65,101	22.2%	$46,239	19.3%
Loss from Discontinued Operations, Net of Tax	(624)		(1,344)

Net Income	$64,477	22.0%	$44,895	18.7%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.97		$1.42
Loss from Discontinued Operations, Net of Tax	$(0.02)		$(0.04)

Net Income	$1.95		$1.38
Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.94		$1.38
Loss from Discontinued Operations, Net of Tax	$(0.02)		$(0.04)

Net Income	$1.92		$1.34
Weighted Average Shares Outstanding
Basic	32,990		32,542
Diluted	33,618		33,416

CAMBREX CORPORATION

Consolidated Balance Sheets

As of June 30, 2018 and December 31, 2017

(in thousands)

	June 30,	December 31,
	2018	2017
Assets
Cash and Cash Equivalents	$171,348	$183,284
Trade Receivables, Net	100,224	75,144
Contract Assets	107,083	—
Other Receivables	15,417	20,891
Inventories, Net	99,562	138,542
Prepaid Expenses and Other Current Assets	10,589	4,217

Total Current Assets	504,223	422,078
Property, Plant and Equipment, Net	266,075	254,299
Goodwill	42,864	43,626
Intangible Assets, Net	12,753	13,868
Deferred Income Taxes	1,448	3,198
Other Non-Current Assets	3,532	3,496

Total Assets	$830,895	$740,565

Liabilities and Stockholders’ Equity
Accounts Payable	$51,596	$35,017
Contract Liabilities, Current	8,153	4,707
Taxes Payable	3,388	43
Accrued Expenses and Other Current Liabilities	33,304	42,774

Total Current Liabilities	96,441	82,541
Contract Liabilities, Non-Current	39,000	39,000
Deferred Income Taxes	9,377	7,806
Accrued Pension Benefits	38,444	41,141
Other Non-Current Liabilities	24,306	25,213

Total Liabilities	$207,568	$195,701
Stockholders’ Equity	$623,327	$544,864

Total Liabilities and Stockholders’ Equity	$830,895	$740,565

CAMBREX CORPORATION

Impact of Adopting ASC 606

For the Three and Six Months Ended June 30, 2018 and 2017

(in thousands)

Income Statement

				Second Quarter
	Second Quarter 2018			2017
			Amount
			Without
		Effect of	Adoption of
	As Reported	Change	ASC 606	As Reported
Gross Sales	$147,214	$18,988	$128,226	$134,487
Net Revenue	152,046	18,988	133,058	134,554
Cost of Goods Sold	87,254	4,020	83,234	76,995
Gross Profit	64,792	14,968	49,824	57,559
Operating Profit	44,652	14,968	29,684	34,972
Provision for Income Taxes	8,748	3,463	5,285	9,174
Income from Continuing Operations	40,852	11,505	29,347	25,124
Net Income	40,419	11,505	28,914	25,030
Diluted Earnings per Share	1.21	0.34	0.87	0.75

	Six Months 2018			Six Months 2017
			Amount
			Without
		Effect of	Adoption of
	As Reported	Change	ASC 606	As Reported
Gross Sales	$286,344	$56,268	$230,076	$238,198
Net Revenue	293,143	56,268	236,875	239,560
Cost of Goods Sold	177,496	24,719	152,777	135,126
Gross Profit	115,647	31,549	84,098	104,434
Operating Profit	75,033	31,549	43,484	62,566
Provision for Income Taxes	14,534	6,634	7,900	14,986
Income from Continuing Operations	65,101	24,915	40,186	46,239
Net Income	64,477	24,915	39,562	44,895
Diluted Earnings per Share	1.94	0.74	1.20	1.38

Balance Sheet

	June 30, 2018			December 31, 2017
			Balances
			Without
		Effect of	Adoption of
	As Reported	Change	ASC 606	As Reported
Current Assets
Contract Assets	$107,083	$107,083	$—	$—
Inventory	99,562	(55,129)	154,691	138,542
Current Liabilities
Taxes Payable	3,388	10,964	(7,576)	43
Stockholders’ Equity
Retained Earnings	510,522	41,134	469,388	429,826

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Three and Six Months Ended June 30, 2018 and 2017

(in thousands)

	Second Quarter 2018	Second Quarter 2017
Operating Profit	$44,652	$34,972
Depreciation and Amortization	7,502	7,642

EBITDA	52,154	42,614
Impact of Adopting ASC 606	(14,968)	—

Adjusted EBITDA	$37,186	$42,614

	Six Months 2018	Six Months 2017
Operating Profit	$75,033	$62,566
Depreciation and Amortization	15,019	14,827

EBITDA	90,052	77,393
Impact of Adopting ASC 606	(31,549)	—

Adjusted EBITDA	$58,503	$77,393

CAMBREX CORPORATION

Reconciliation of GAAP to non-GAAP Results

For the Three and Six Months Ended June 30, 2018 and 2017

(in thousands)

	Second Quarter 2018		Second Quarter 2017
		Diluted		Diluted
		EPS		EPS
Income from Continuing Operations	$40,852	$1.21	$25,124	$0.75
Impact of Adopting ASC 606	(11,505)	(0.34)	—	—
Stock-Based Compensation	1,553	0.05	2,247	0.07
Stock-Based Compensation Tax 1.	(1,533)	(0.05)	(2,512)	(0.08)
Amortization of Purchased Intangibles	510	0.02	500	0.01
Unrealized Gain on Investment in Equity Securities	(5,146)	(0.15)	—	—

Adjusted Income from Continuing Operations 2.	$24,731	$0.74	$25,359	$0.76

	Six Months 2018		Six Months 2017
		Diluted		Diluted
		EPS		EPS
Income from Continuing Operations	$65,101	$1.94	$46,239	$1.38
Impact of Adopting ASC 606	(24,915)	(0.74)	—	—
Stock-Based Compensation	3,203	0.10	4,033	0.12
Stock-Based Compensation Tax 1.	(1,998)	(0.06)	(5,791)	(0.17)
Amortization of Purchased Intangibles	1,023	0.03	898	0.03
Unrealized Gain on Investment in Equity Securities	(5,146)	(0.15)	—	—

Adjusted Income from Continuing Operations 2.	$37,268	$1.11	$45,379	$1.36

1.	Amount represents the tax effect for non-cash stock-based compensation expense and the immediate recognition of certain effects of share-based payments.
2.

Diluted earnings per share for adjusted income from continuing operations is based on the weighted number of diluted shares outstanding for the quarter and year. As such, the sum of the quarters may not necessarily equal the full year. In addition, the sum of the line items may not equal due to rounding.

Contact:	Tom Vadaketh

Executive Vice President & CFO

Tel: +201.804.3033

Email: tom.vadaketh@cambrex.com

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